SUBSCRIPTION TO PURCHASE SHARES OF COMMON STOCK OF C2, INC.

   RETURN TO:  FIRSTAR TRUST COMPANY

   BY MAIL:                                BY HAND:
   Firstar Trust Company                   Firstar Trust Company
   Corporate Trust                         1555 North River Center Drive
   P. O. Box 2077                          Suite 301
   Milwaukee, WI  53201                    Milwaukee, WI  53212

   1.  Number of Shares of C2, Inc.        2.  Total Subscription Price (Line
       subscribed for pursuant to              1 multiplied by $4.00
       Additional Subscription Privilege:      per share):
       _________________ Shares of C2, Inc.    $_____________

   Please enclose a check for the amount set forth on Line 2 payable to Firstar Trust Company.

   AGREEMENT AND SIGNATURE

             I hereby irrevocably subscribe for the number of Shares of C2, Inc. indicated above upon the terms and conditions specified in the Prospectus relating thereto. Receipt of the Prospectus is hereby acknowledged.

   DATED:    _____________________, 1998

   _____________________________       ______________________________________
              Signature                Signature of Joint Subscriber (if any)

   (Please date and sign using the above two lines exactly as your name appears on the enclosed check. Joint subscribers should each sign (please execute using the above lines). If signing as an executor, administrator, attorney, trustee or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person.)

   TO BE EXECUTED ONLY BY NON-UNITED STATES RESIDENTS:

             I hereby certify that the foregoing purchase of Common Stock has been effected in accordance with the applicable laws of the jurisdiction in which I reside.

   DATED:    _____________________, 1998

   _____________________________       ______________________________________
              Signature                Signature of Joint Subscriber (if any)